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Exhibit 10.6

SOUTHWEST WATER COMPANY

DEFERRED COMPENSATION PLAN

Effective January 1, 2002

Southwest Water Company
Deferred Compensation Plan
 Master Plan Document

i

9.2	Beneficiary Designation; Change; Spousal Consent	16
9.3	Acknowledgment	16
9.4	No Beneficiary Designation	16
9.5	Doubt as to Beneficiary	16
9.6	Discharge of Obligations	16
ARTICLE 10	Leave of Absence	16
10.1	Paid Leave of Absence	16
10.2	Unpaid Leave of Absence	16
ARTICLE 11	Termination, Amendment or Modification	16
11.1	Termination	16
11.2	Amendment	17
11.3	Plan Agreement	17
11.4	Interest Rate in the Event of a Change in Control	17
11.5	Effect of Payment	18
ARTICLE 12	Administration	18
12.1	Committee Duties	18
12.2	Administration Upon Change In Control	18
12.3	Agents	18
12.4	Binding Effect of Decisions	19
12.5	Indemnity of Committee	19
12.6	Employer Information	19
ARTICLE 13	Other Benefits and Agreements	19
13.1	Coordination with Other Benefits	19
ARTICLE 14	Claims Procedures	19
14.1	Presentation of Claim	19
14.2	Notification of Decision	19
14.3	Review of a Denied Claim	20
14.4	Decision on Review	20
14.5	Legal Action	20
ARTICLE 15	Trust	20
15.1	Establishment of the Trust	20
15.2	Interrelationship of the Plan and the Trust	20
15.3	Distributions From the Trust	20
ARTICLE 16	Miscellaneous	20
16.1	Status of Plan	20
16.2	Unsecured General Creditor	21
16.3	Employer's Liability	21
16.4	Nonassignability	21
16.5	Not a Contract of Employment	21
16.6	Furnishing Information	21
16.7	Terms	21
16.8	Captions	21
16.9	Governing Law	21
16.10	Notice	22
16.11	Successors	22
16.12	Spouse's Interest	22

ii

16.13	Validity	22
16.14	Incompetent	22
16.15	Court Order	22
16.16	Distribution in the Event of Taxation	22
16.17	Insurance	23
16.18	Legal Fees To Enforce Rights After Change in Control	23

iii

SOUTHWEST WATER COMPANY
DEFERRED COMPENSATION PLAN

Effective January 1, 2002

Purpose

        The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees and/or Directors who contribute materially to the continued growth, development and future business success of Southwest Water Company, a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

        For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
"Account Balance" shall mean, with respect to a Participant, the sum of (i) the Deferral Account balance, (ii) the vested Company Account balance (determined in accordance with Section 3.12), (iii) the Stock Option Deferral Account balance and (iv) the Dividend Account balance. The Account Balance, and all other "accounts" described in this Plan, shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
"Accounting Firm" shall have the meaning set forth in Section 3.12(d).

1.3
"Administrator" shall have the meaning set forth in Section 12.2.

1.4
"Annual Company Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.5
"Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Bonus, Commissions and/or Directors Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6
"Annual Stock Option Deferral Amount" shall mean, with respect to a Participant for any one Plan Year, the amount of Qualifying Gains deferred on Eligible Stock Options in accordance with Section 3.7 of this Plan, calculated using the closing price of Stock as of the end of the business day prior to the date of such Eligible Stock Option exercise.

1.7
"Base Annual Salary" shall mean the annual cash compensation relating to services performed during any Plan Year and includable on the Federal Income Tax W-2 for such Plan Year, excluding bonuses, commissions, overtime, fringe benefits, retainers, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, severance allowances, pay in lieu of vacations, insurance premiums paid by the Company, insurance benefits paid to the Participant or his or her beneficiary, Company contributions to qualified and non-qualified plans, automobile and other allowances, paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h) or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.8
"Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.9
"Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.10
"Board" shall mean the board of directors of the Company.

1.11
"Bonus" shall mean any compensation, in addition to Base Annual Salary, payable in such Plan Year or includable on the Federal Income Tax Form W-2 for such Plan Year, payable to a Participant as an Employee under any Employer's bonus and cash incentive plans, excluding stock options and Commissions.

1.12
"Bonus Rate" shall mean, for a Plan Year, an interest rate, if any, determined by the Committee, in its sole discretion, which rate shall be determined and announced before the commencement of the Plan Year for which the rate applies. This rate may be zero for any Plan Year. For the first Plan Year, the Bonus Rate shall equal 20% of the Crediting Rate.

1.13
"Change in Control" shall mean ninety (90) days prior to the first to occur of any of the following events:

(a)
Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

(b)
The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(c)
The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(d)
The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

(e)
The Company offers any equity security pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission under the Securities Act of 1933, as amended, other than in connection with an employee benefit plan; or

(f)
The shareholders of the Company approve any consolidation or merger of the Company with, or the Company is acquired in a tax-free reorganization defined in Code Section 368 by, a corporation that has previously offered an equity security pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission under the Securities Act of 1933, as amended, other than in connection with an employee benefit plan, and such equity security remains outstanding after the merger or consolidation.

1.14
"Claimant" shall have the meaning set forth in Section 14.1.

1.15
"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16
"Committee" shall mean the committee described in Article 12.

1.17
"Commissions" shall mean sales commissions and any other similar type of remuneration to a Participant as an Employee of an Employer, as determined by the Committee in its sole discretion, that is includable on the Federal Income Tax Form W-2 for such Plan Year.

1.18
"Company" shall mean Southwest Water Company, a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.19
"Company Account" shall mean (i) the sum of the Participant's Annual Company Amounts, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan that relate to the Participant's Company Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.20
"Company Stock Crediting Rate" shall mean, with respect to a Participant's Stock Option Deferral Account balance, a rate based on the performance of the Stock, as determined by the Committee in its sole discretion.

1.21
"Crediting Rate" shall mean, with respect to a Participant's Deferral Account balance, Company Account balance and Dividend Account balance for each Plan Year, an interest rate, stated as an annual rate, determined and announced by the Committee before the Plan Year for which it is to be used, that is equal to the applicable "Moody's Rate." The Moody's Rate for a Plan Year shall be an interest rate, stated as an annual rate, that (i) is published in Mergent's Bond Record under the heading of "Corporate Bond Yield Averages-Av. Corp." and (ii) is equal to the average corporate bond yield calculated for the month of September that immediately precedes the Plan Year for which the rate is to be used.

1.22
"Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith that there is a reasonable likelihood that any compensation to be paid prior to a Change in Control to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited with interest in accordance with Section 3.10 below, even if such amount is being paid out in installments. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.23
"Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Deferral Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.24
"Director" shall mean any member of the board of directors of the Company.

1.25
"Directors Fees" shall mean the annual fees payable by the Company, including retainer fees and meetings fees, as compensation for serving on the board of directors of the Company.

1.26
"Disability" shall mean a period of disability during which a Participant qualifies for disability benefits under the Participant's Employer's long-term disability plan. If a Participant does not participate in such a plan, "Disability" shall mean a period of disability during which the Participant would have qualified for disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant's Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.27
"Disability Benefit" shall mean the benefit set forth in Article 8.

1.28
"Dividend Account" shall mean (i) the sum of all of a Participant's Dividend Amounts, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan that relate to the Participant's Dividend Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Dividend Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.29
"Dividend Amount" shall mean the cash dividend amount that would have been paid on the dividend payment date if the Stock Option Deferral Account was actually invested in Stock on the date a cash dividend of the Company is declared (fractional shares shall be rounded up to the nearest whole share).

1.30
"Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.31
"Eligible Stock Option" shall mean one or more non-qualified stock option(s) selected by the Committee in its sole discretion and exercisable under a plan or arrangement of any Employer permitting a Participant under this Plan to defer gain with respect to such option.

1.32
"Employee" shall mean a person who is an employee of any Employer.

1.33
"Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.34
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.35
"Ex-CEO" shall have the meaning set forth in Section 12.2.

1.36
"FICA" shall mean the Federal Insurance Contributions Act, as amended, which generally deals with what is commonly known as social security taxes.

1.37
"Participant" shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary

  Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan (other than as a Beneficiary, if so designated) or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.38
"Plan" shall mean the Company's Deferred Compensation Plan, which shall be evidenced by this instrument (and may be modified by each Plan Agreement), as it may be amended from time to time.

1.39
"Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Committee shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.

1.40
"Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.41
"Preferred Rate" shall mean, for each Plan Year, an interest rate that is the sum of the Crediting Rate and the Bonus Rate for that Plan Year.

1.42
"Qualifying Gain" shall mean the value accrued upon exercise of an Eligible Stock Option (i) using a Stock-for-Stock payment method illustrated in the example below and (ii) having an aggregate fair market value in excess of the total Stock purchase price necessary to exercise the option. In other words, the Qualifying Gain upon exercise of an Eligible Stock Option equals the total market value of the shares (or share equivalent units) acquired minus the total stock purchase price. For example, assume a Participant elects to defer the Qualifying Gain accrued upon exercise of an Eligible Stock Option to purchase 1000 shares of Stock at an exercise price of $20 per share, when Stock has a current fair market value of $25 per share. Using the Stock-for-Stock payment method, the Participant would deliver 800 shares of Stock (worth $20,000) to exercise the Eligible Stock Option and receive, in return, 800 shares of Stock plus a Qualifying Gain (in this case, in the form of an unfunded and unsecured promise to pay money or property in the future) equal to $5,000 (i.e., the current value of the remaining 200 shares of Stock).

1.43
"Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.44
"Retirement", "Retires" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with five (5) Years of Service; and shall mean, with respect to a Director who is not an Employee, severance of his or her directorships with all Employers on or after the later of (y) the attainment of age seventy-two (72), or (z) in the sole discretion of the Committee, an age later than age seventy-two (72). If a Participant is both an Employee and a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director, which Retirement shall be deemed to be a Retirement as a Director; provided, however, that such a Participant may elect, at least one year prior to Retirement, and in accordance with the policies and procedures established by the Committee, to Retire for purposes of this Plan at the time he or she Retires as an Employee, which Retirement shall be deemed to be a Retirement as an Employee.

1.45
"Retirement Benefit" shall mean the benefit set forth in Article 5.

1.46
"Short-Term Payout" shall mean the payout set forth in Section 4.1.

1.47
"Stock" shall mean the Company's common stock, $.01 par value, or any other equity securities of the Company designated by the Committee.

1.48
"Stock Option Deferral Account" shall mean the sum of (i) the Participant's Annual Stock Option Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Stock Option Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Stock Option Deferral Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.49
"Stock Option Deferral Amount" shall mean, for any Eligible Stock Option, the amount of Qualifying Gains deferred in accordance with Section 3.7 of this Plan, calculated using the closing price of Stock as of the end of the business day prior to the date of exercise of such Eligible Stock Option.

1.50
"Termination Benefit" shall mean the benefit set forth in Article 7.

1.51
"Termination of Employment" shall mean the severing of employment with all Employers, or service as a Director of all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. If a Participant is both an Employee and a Director, a Termination of Employment shall occur only upon the termination of the last position held; provided, however, that such a Participant may elect, at least one year before Termination of Employment and in accordance with the policies and procedures established by the Committee, to be treated for purposes of this Plan as having experienced a Termination of Employment at the time he or she ceases employment with all Employers as an Employee.

1.52
"Trust" shall mean the trust established pursuant to that certain Master Trust Agreement, dated as of January 1, 2002, between the Company and the trustee named therein, as amended from time to time.

1.53
"Trustee" shall mean the trustee of the Trust.

1.54
"Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.55
"Years of Plan Participation" shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment (determined without regard to whether deferral elections have been made by the Participant for any Plan Year). Any partial year shall not be counted. Notwithstanding the previous sentence, a Participant's first Plan Year of participation shall be treated as a full Plan Year for purposes of this definition if such Participant is a Participant for at least six (6) months during such first Plan Year.

1.56
"Years of Service" shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee.    Participation in the Plan shall be limited to a select group of management or highly compensated Employees of the Employers and to Directors, as determined by the Committee, in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees and Directors to participate in the Plan.

2.2
Enrollment Requirements.    As a condition to participation, each selected Employee or Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

2.3
Eligibility; Commencement of Participation.    Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee or Director completes all enrollment requirements. If an Employee or a Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents and the completion of all other enrollment requirements.

2.4
Termination of Participation and/or Deferrals.    If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.

ARTICLE 3
Deferral Commitments/Company Amounts/Crediting/Taxes

3.1
Minimum Deferral.
(a)
Annual Deferral Amount.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Bonus, Commissions and/or Director's Fees in the combined minimum amount of $2,500. If an election is made for less than this minimum amount, or if no election is made, the amount deferred shall be zero.

(b)
Short Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum combined deferral shall be an amount equal to the combined minimum set forth in Section 3.1(a) above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

(c)
Stock Option Deferral Amount.    At the sole discretion of the Committee, a Participant may be selected to defer gain upon one or more Eligible Stock Options. For each Eligible Stock Option, a selected Participant may elect to defer, as his or her Stock Option Deferral

    Amount, the following minimum percentage of Qualifying Gain with respect to the exercise of the Eligible Stock Option:

Deferral	Minimum Percentage
Qualifying Gain	10%

    provided, however, that the Annual Stock Option Deferral Amount shall be no less than the lesser of $20,000 or 100% of the Qualifying Gain.

3.2
Maximum Deferral.

(a)
For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Bonus, Commissions and/or Directors Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Annual Salary	50%
Bonus	100%
Commissions	100%
Directors Fees	100%

    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to Base Annual Salary, Commissions and Directors Fees shall be limited to the amount of compensation not yet earned, and in the case of the Bonus not yet paid, to the Participant as of the date the Participant commences participation pursuant to Section 2.3.

  (b)
  For each Eligible Stock Option, a selected Participant may elect to defer, as his or her Stock Option Deferral Amount, Qualifying Gain up to the following maximum percentage with respect to exercise of the Eligible Stock Option:

Deferral	Maximum Percentage
Qualifying Gain	100%
  (c)
  Stock Option Deferral Amounts may also be limited by other terms or conditions set forth in the stock option plan or agreement under which such options are granted.

3.3
Election to Defer; Effect of Election Form.

(a)
First Plan Year.    In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)
Subsequent Plan Years.    For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year. For purposes of the Plan, a Bonus shall be deemed attributable to the Plan Year in which such Bonus is paid.

  (c)
  Stock Option Deferral.    If the Committee has permitted a Participant to defer gain upon an Eligible Stock Option, for an election to defer gain upon an Eligible Stock Option exercise to be valid: (i) a separate Election Form must be completed and signed by the Participant with respect to the Eligible Stock Option; (ii) the Election Form must be timely delivered to the Committee and accepted by the Committee at least six (6) months prior to the date the Participant elects to exercise the Eligible Stock Option; (iii) the Eligible Stock Option must be exercised using an actual Stock-for-Stock payment method; and (iv) the Stock actually or constructively delivered by the Participant to exercise the Eligible Stock Option must have been owned by the Participant during the entire six (6) month period prior to its delivery.

3.4
Withholding of Annual Deferral Amounts.    For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Bonus, Commissions and/or Directors Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus, Commissions or Directors Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5
Annual Company Amount.    For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Account under this Plan, which amount shall be for that Participant the Annual Company Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Amount for that Plan Year. The Annual Company Amount, if any, shall be credited as of the last day of the Plan Year. If a Participant is not employed by an Employer as of the last business day of a Plan Year other than by reason of his or her Retirement or death, the Annual Company Amount for that Plan Year shall be zero. In the event of Retirement or death, a Participant shall be credited with the Annual Company Amount for the Plan Year in which he or she Retires or dies.

3.6
Intentionally Deleted.

3.7
Stock Option Deferral Amount.    Subject to any terms and conditions imposed by the Committee, selected Participants may elect to defer, under the Plan, Qualifying Gains attributable to an Eligible Stock Option exercise. Stock Option Deferral Amounts shall be credited to the Stock Option Deferral Account at the time Stock would otherwise have been delivered to the Participant pursuant to the Eligible Stock Option exercise, but for the election to defer.

3.8
Intentionally Deleted.

3.9
Crediting Prior to Distribution.

(a)
Interest Crediting.    Except as provided below, prior to any distribution of benefits under Articles 4, 5, 6, 7 or 8, interest shall be credited and compounded annually on (i) a Participant's Deferral Account as though the Base Annual Salary, Bonus and Director Fee portion of the Annual Deferral Amount for that Plan Year was withheld on the first day of the Plan Year (in the case of the first year of Plan participation, as though such amounts were withheld on the date that the Participant commenced participation in the Plan), (ii) on a Participant's Company Account as though the Annual Company Amount, if any, was credited on the last day of the Plan Year to which it relates, and (iii) on a Participant's Dividend Account as though the Dividend Amount was credited on the day dividends on Company Stock were actually paid. If the Participant Retires, dies, or experiences a Termination of Employment prior to the end of the Plan Year, the Annual Company Amount, if any, for the Plan Year in which such event occurs shall be treated as having been credited as of the date of such event. The rate of interest for crediting shall be the Preferred Rate, except as otherwise provided in Section 7.1, which rate shall be treated as the nominal rate for crediting interest. In the event of Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, the basis for that year's interest crediting will be a fraction of the full year's interest, based on the number of full months that the Participant was employed with the Employer during the Plan Year prior to the occurrence of such event. If a distribution is made under this Plan, for purposes of crediting interest up to the time of the distribution, the Participant's Account Balance shall be reduced as of the first day of the month in which the distribution is made.

  (b)
  Company Stock Crediting Rate.    A selected Participant's Stock Option Deferral Account shall to be credited at the Company Stock Crediting Rate as though (i) Qualifying Gain was invested in Stock at the closing price of Stock as of the end of the business day prior to the date of exercise of an Eligible Stock Option; (ii) stock dividends and splits shall be debited or credited to the Stock Option Deferral Account balance as if such balance were invested in Stock as of the date the stock dividend or split occurs; and (ii) any distribution made to a Participant out of the Stock Option Deferral Account shall cease to be invested in Stock no earlier than three business days prior to the distribution. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Company Stock Crediting Rate is to be used for measurement purposes only, and the crediting or debiting of amounts to a Participant's Stock Option Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Stock Option Deferral Account in Stock. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in Stock, no Participant shall have any rights in or to such investments themselves.

3.10
Interest Crediting for Installment Distributions.

(a)
If a Participant's benefits under this Plan are to be paid in substantially equal annual installments, such payments shall be determined by amortizing the Participant's specified benefit over the number of years elected, using the interest rate specified below and treating the first installment payment as all principal and each subsequent installment payment, first as interest accrued for the applicable installment period on the unpaid Account Balance and second as a reduction in the Account Balance. Except as provided in Section 3.10(b) below, the interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the Preferred Rates for the Plan Year in which installment payments commence and the four (4) preceding Plan Years. This rate shall be treated as the nominal rate for making such calculations. If a Participant has completed fewer than five (5) Years of Plan Participation, this average shall be determined using the Preferred Rates for the Plan Years during which the Participant participated in the Plan. If a Participant has a Stock Option Deferral Account, the balance as of the date the first installment is paid shall no longer be credited at the Company Stock Crediting Rate, but shall be credited with interest in accordance with this Section.

(b)
Despite Section 3.10(a) above, if the Participant elects installment distributions under Section 7.2, the applicable interest rate(s) to be used for calculating interest under 3.10(a) shall be determined in accordance with the table set forth in Section 7.1, but using the Crediting Rate(s) or Preferred Rates, as the case may be, for the Plan Year in which the installment distributions commence and the preceding four Plan Years (or such shorter number of Plan Years for which the Participant was a participant in the Plan).

3.11
FICA and Other Taxes.

(a)
Annual Deferral Amounts.    For each Plan Year in which an Annual Deferral Amount is being first withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Bonus or Commissions that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.11. No FICA or other employment taxes shall be withheld with respect to Directors Fees withheld unless otherwise required by law.

  (b)
  Company Account.    When a Participant becomes vested in a portion of his or her Company Account, the Participant's Employer(s) shall withhold from the Participant's Base Annual Salary, Bonus and/or Commissions that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant's Company Account, and include the amount reduced in the income of the Participant, in order to comply with this Section 3.11.

  (c)
  Annual Stock Option Deferral Amounts.    For each Plan Year in which an Annual Stock Option Deferral Amount is being first withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Bonus, Commissions and Qualifying Gains that are not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Stock Option Deferral Amount. If necessary, the Committee may reduce the Annual Stock Option Deferral Amount, and include the amount reduced in the income of the Participant, in order to comply with this Section 3.11.

  (d)
  Other Amounts.    The Participant's Employer(s) shall have the right to withhold from a Participant's Base Annual Salary, Bonus, Commissions and/or any other remuneration that is not being deferred, in a manner determined by the Employer(s), a Participant's share of FICA and other employment taxes on such other amounts as it determines are due with respect to amounts credited or deferred in accordance with this Plan. If necessary, the Committee may reduce any amounts otherwise being deferred and include the amount reduced in the income of the Participant, in order to comply with this Section 3.11.

  (e)
  Distributions.    The Participant's Employer(s), or the Trustee, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the Trustee, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the Trustee.

3.12
Vesting.

(a)
Except as provided in Section 7.1 below, a Participant shall at all times be 100% vested in his or her Deferral Account, Dividend Account and Stock Option Deferral Account.

(b)
A Participant shall be vested in his or her Company Account as follows: (i) with respect to all benefits under this Plan other than the Termination Benefit, a Participant's vested Company Account shall equal 100% of such Participant's Company Account; and (ii) with respect to the Termination Benefit, each Annual Company Amount credited to a Participant (along with interest credited thereon) shall vest in accordance with such vesting schedule as the Committee shall determine, in its sole and absolute discretion, at the time such Annual Company Amount is credited to such Participant. The vesting schedule determined by the Committee under clause (ii) above may be determined on a Participant-by-Participant basis, and may be different for each Participant.

(c)
Notwithstanding anything to the contrary contained in this Section 3.12, in the event of a Change in Control, a Participant's Company Account shall immediately become 100% vested.

  (d)
  Notwithstanding subsection (c), the vesting of a Participant's Company Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant's Company Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee's calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the "Accounting Firm"). The opinion shall state the Accounting Firm's opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election

4.1
Short-Term Payout.    In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to all or a portion of such Annual Deferral Amount. In order for a Short-Term Payout election to be effective, the Participant must elect to receive at least $2500 of such Participant's Annual Deferral Amount as a Short-Term Payout; if an election is made for less than this minimum amount, or if no election is made, the Short-Term Payout shall be zero. Subject to the Deduction Limitation, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the sum of (i) the portion of the Annual Deferral Amount for which the Short-Term Payout election has been made plus interest credited in the manner provided in Section 3.9 above on that amount but using the applicable interest rate set forth in Section 7.1 below, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid during a period beginning one day and ending 60 days after the last day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred (counting the deferral Plan Year as one of the five Plan Years). By way of example, if a five year Short-Term Payout is elected for an Annual Deferral Amount that is deferred in the Plan Year commencing January 1, 2002 (deferral through the 2006 Plan Year), the five year Short-Term Payout would become payable during a 60 day period commencing January 1, 2007.

4.2
Other Benefits Take Precedence Over Short-Term Payout.    Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus interest thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.

4.3
Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.    If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation.

4.4
Withdrawal Election.    A Participant (or, after the Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, adjusted as provided below, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. Except as provided below, a Participant's Account Balance shall be 100% of his or her Account Balance as of the day of the election. If the election is made before the Participant is eligible to Retire, or before death, a Participant's Withdrawal Amount shall be his or her Account Balance calculated as if there had occurred a Termination of Employment as of the day of the election. If the election is made on or after the Participant is eligible to Retire, the Account Balance shall be calculated as if the Participant had Retired as of the day of the election. In the case of Disability, the Account Balance shall be calculated in accordance with Section 8.2, as if the Committee had deemed the Participant to have terminated his or her employment. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan for a period of two (2) full Plan Years. The payment of this Withdrawal Amount shall not be subject to the Deduction Limitation.

ARTICLE 5
Retirement Benefit

5.1
Retirement Benefit.    Subject to the Deduction Limitation, a Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2
Payment of Retirement Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in substantially equal annual installments (the latter determined in accordance with Section 3.10 above) over a period of 5, 10 or 15 years. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 1 year prior to the Participant's Retirement and is accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Participant Retires. In the event the Participant elects to receive installments, remaining annual installments shall be paid within 60 days of the beginning of each calendar year, commencing on the calendar year following the calendar year in which the first installment payment is made. Any payment made shall be subject to the Deduction Limitation.

5.3
Death Prior to Completion of Retirement Benefit.    If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant's unpaid remaining Account Balance.

ARTICLE 6
Pre-Retirement Survivor Benefit

6.1
Pre-Retirement Survivor Benefit.    Subject to the Deduction Limitation, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance, if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2
Payment of Pre-Retirement Survivor Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre-Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or in substantially equal annual installments (the latter determined in accordance with Section 3.10 above) over a period of 5, 10 or 15 years. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee prior to the Participant's death shall govern the payout of the Participant's Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. Despite the foregoing, if the Participant's Account Balance at the time of his or her death is less than $25,000, payment of the Pre-Retirement Survivor Benefit may be made, in the sole discretion of the Committee, in a lump sum or annual installment payments that do not exceed five years in duration. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Committee is provided with proof that is satisfactory to the Committee of the Participant's death. In the event the Participant elected to receive installments, remaining annual installments shall be paid within 60 days of the beginning of each calendar year, commencing on the calendar year following the calendar year in which the first installment payment is made. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 7
Termination Benefit

7.1
Termination Benefit.    Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's Account Balance, with interest credited in the manner provided in Section 3.9 above, but using the applicable interest rate set forth in the following schedule, if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability:

Completion of Years of Plan Participation	Applicable Rate
Less than 5 years	Crediting Rate
5 years or more	Preferred Rate
7.2
Payment of Termination Benefit.    If the Participant's Account Balance at the time of his or her Termination of Employment is less than $25,000, payment of his or her Termination Benefit shall be paid in a lump sum. If his or her Account Balance at such time is equal to or greater than that amount, the Committee, in its sole discretion, may cause the Termination Benefit to be paid in a lump sum or in substantially equal annual installment payments over a period of time that does not exceed five years in duration (the latter determined in accordance with Section 3.10 above). The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date of the Participant's Termination of Employment. In the event the Committee elects to pay installments, remaining annual installments shall be paid within 60 days of the beginning of each calendar year, commencing on the calendar year following the calendar year in which the first installment payment is made. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 8
Disability Waiver and Benefit

8.1
Disability Waiver.

(a
Waiver of Deferral.    A Participant who is determined by the Committee to be suffering from a Disability shall be (i) excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary, Bonus, Commissions and/or Directors Fees for the Plan Year during which the Participant first suffers a Disability and (ii) excused from fulfilling any unexercised Stock Option Deferral Amount commitments. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b
Return to Work.    If a Participant returns to employment with an Employer, or service as a Director, after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount and Stock Option Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2
Continued Eligibility; Disability Benefit.    A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, or in the service of the Company as a Director, and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee's determination. The Disability Benefit shall be paid in a lump sum or in substantially equal annual installment payments over a period of time that does not exceed five years in duration (the latter determined in accordance with Section 3.10 above); provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Committee exercises of such right. In the event the Committee elects to pay installments, remaining annual installments shall be paid within 60 days of the beginning of each calendar year, commencing on the calendar year following the calendar year in which the first installment payment is made. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 9
Beneficiary Designation

9.1
Beneficiary.    Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2
Beneficiary Designation; Change; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3
Acknowledgment.    No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

9.4
No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5
Doubt as to Beneficiary.    If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6
Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
Leave of Absence

10.1
Paid Leave of Absence.    If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

10.2
Unpaid Leave of Absence.    If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 11
Termination, Amendment or Modification

11.1
Termination.    Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that it will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan, the sponsorship of the Plan by any Employer and/or to terminate the Plan, at any time, with respect to the participating Employees of any Employer or any Directors, by the action of the Board. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer, and in the case of termination with respect to the Company, in the service of that Company as Directors, shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, if the Plan is terminated with respect to all the Participants of an Employer, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to cause such benefits to be paid in a lump sum or annual installments for up to 15 years, with interest credited during the installment period as provided in Section 3.10. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the termination. In the event installment payments are to be made, remaining annual installments shall be paid within 60 days of the beginning of each calendar year, commencing on the calendar year following the calendar year in which the first installment payment is made. If the Plan is terminated with respect to less than all of Participants of an Employer, an Employer shall be required to pay such benefits in a lump sum. After a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or in installments using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2
Amendment.    The Company may, at any time, amend or modify the Plan in whole or in part with respect to an Employer by action of the Board; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 or Sections 12.2, 12.4, 12.5 or 12.6 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or in installments using fewer years that will have been received by a Participant at any given point in time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3
Plan Agreement.    Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the provisions in the Plan Agreement may only be amended or terminated with the consent of the Participant.

11.4
Interest Rate in the Event of a Change in Control.    If a Change in Control occurs, the applicable interest rate to be used in determining a Participant's benefit in connection with a Termination of

  Employment after the Change in Control, or a Plan termination, amendment or modification under Sections 11.1 and 11.2, shall be the Preferred Rate. However, the Crediting Rate for the applicable Plan Year, and not the Preferred Rate, shall be used as the discount rate for determining present value.

11.5
Effect of Payment.    The full payment of the applicable benefit under Section 4.4 or Articles 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

ARTICLE 12
Administration

12.1
Committee Duties.    Except as otherwise provided in this Section 12, this Plan shall be administered by a Committee which shall initially consist of the Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources of the Company. The Board, in its sole discretion, shall have the power to appoint or remove members of the Committee. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2
Administration Upon Change In Control.    For purposes of this Plan, the Company shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the "Administrator" shall be an independent third party selected by the Trustee and approved by the individual who, immediately prior to such event, was the Company's Chief Executive Officer or, if not so identified, the Company's highest ranking officer (the "Ex-CEO"). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

12.3
Agents.    In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4
Binding Effect of Decisions.    The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5
Indemnity of Committee.    All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6
Employer Information.    To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13
Other Benefits and Agreements

13.1
Coordination with Other Benefits.    The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14
Claims Procedures

14.1
Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2
Notification of Decision.    The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i
the specific reason(s) for the denial of the claim, or any part of it;

(ii
specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii
a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

    (iv
    an explanation of the claim review procedure set forth in Section 14.3 below.

14.3
Review of a Denied Claim.    Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a
may review pertinent documents;

(b
may submit written comments or other documents; and/or

(c
may request a hearing, which the Committee, in its sole discretion, may grant.

14.4
Decision on Review.    The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a
specific reasons for the decision;

(b
specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c
such other matters as the Committee deems relevant.

14.5
Legal Action.    A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15
Trust

15.1
Establishment of the Trust.    The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Amounts, Annual Stock Option Deferral Amounts, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.

15.2
Interrelationship of the Plan and the Trust.    The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3
Distributions From the Trust.    Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Agreement.

ARTICLE 16
Miscellaneous

16.1
Status of Plan.    The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2
Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3
Employer's Liability.    An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5
Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6
Furnishing Information.    A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7
Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8
Captions.    The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9
Governing Law.    Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

16.10
Notice.    Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

      DCP Committee
      Southwest Water Company
      225 North Barranca Avenue, Suite 200
      West Covina, California 91791-1605

  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

  Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11
Successors.    The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12
Spouse's Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13
Validity.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14
Incompetent.    If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15
Court Order.    The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

16.16
Distribution in the Event of Taxation.

(a
General.    If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the Trustee after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

  (b
  Trust.    If the Trust terminates in accordance with [Section 3.6(e)] of the Trust and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

16.17
Insurance.    The Employers, on their own behalf or on behalf of the Trustee, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.18
Legal Fees To Enforce Rights After Change in Control.    The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of the Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company or the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.

        IN WITNESS WHEREOF, the Company has signed this Plan document as of January 1, 2002.

"Company"
SOUTHWEST WATER COMPANY a Delaware corporation

By:	/s/ SHELLEY A. FARNHAM
Title:	VP, Human Resources

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SOUTHWEST WATER COMPANY DEFERRED COMPENSATION PLAN Effective January 1, 2002